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                         COMPUTATION OF EARNINGS PER SHARE                Exhibit 11

               CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES



                                                                 (In Millions,
                                                                   Except Per
                                                                 Share Amounts)
                                                                  Three Months
                                                                Ended March 31,
                                                               -----------------
                                                                1994       1993
                                                               ------     ------
Primary and fully diluted earnings per share:
    Average shares outstanding                                   12.1       12.0
    Net effect of dilutive stock options - based on
      treasury stock method using average market price             -          -
                                                               ------     ------
    Average shares and equivalents                               12.1       12.0
                                                               ======     ======
    Net income (loss) applicable to average shares and
       equivalents                                               $2.2      ($0.1)
                                                               ======     ======
    Income (loss) per share                                     $0.18     ($0.01)
                                                               ======     ======


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